Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2015 RESULTS

SAN FRANCISCO - February 25, 2016 - Gap Inc. (NYSE: GPS) today reported fourth quarter and fiscal year 2015 results and provided guidance for fiscal year 2016.

The company’s adjusted diluted earnings per share were $0.57 for the fourth quarter of fiscal year 2015 and $2.43 for fiscal year 2015, excluding the $25 million and $132 million pre-tax impacts of previously announced strategic actions, respectively. Please see the reconciliations of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measures in the tables at the end of this press release.

On a reported basis, the company’s diluted earnings per share were $0.53 for the fourth quarter of fiscal year 2015 and $2.23 for fiscal year 2015.

The company noted that the translation of foreign currencies into U.S. dollars negatively impacted the company’s reported net sales for fiscal year 2015 by about $363 million. In calculating net sales on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. The company also noted that foreign currency fluctuations negatively impacted earnings per share for fiscal year 2015 by an estimated $0.14, or about 5 percentage points of earnings per share growth.1

“With a year of transition behind us, I’m confident that we have the right strategies in place to fuel our long-term growth,” said Art Peck, chief executive officer, Gap Inc. “We made significant progress in 2015 transforming our product operating model, enabling us to be more responsive to trends and market conditions, and consistently deliver on-brand product collections.”

Peck continued, "Our brands are strengthening their connections with customers through digital, and especially mobile, enhancements that create richer experiences whether shopping online or in stores, or any combination of channels."

Business Highlights

•	Old Navy delivered its fourth consecutive year of net sales growth in 2015.

•
Gap brand made significant progress on its transformation agenda during fiscal year 2015, implementing a clear product aesthetic framework and new product operating model, as well as actions to create a smaller, more vibrant fleet of stores.

•
Athleta grew its footprint to 120 U.S. store locations by the end of 2015, and is scheduled to open about 15 additional U.S. stores in fiscal year 2016. A new category for the brand, Athleta Girl will launch in Summer 2016, bringing versatile, performance-based clothing to girls 6-14 years old.

•
At the end of fiscal year 2015, Gap Factory and Banana Republic Factory launched on a dedicated, fully responsive e-commerce platform, making it more convenient for value shoppers to engage in a multi-channel shopping experience.

•
For fiscal year 2015, the company generated free cash flow of about $870 million, demonstrating the cash generating power of the Gap Inc. portfolio. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

•	The company distributed about $1.4 billion to shareholders in fiscal year 2015 through share repurchases and dividends, reinforcing Gap Inc.’s commitment to returning excess cash to shareholders.

1 In calculating earnings per share excluding the impact of foreign exchange, the company estimates current gross margins using the appropriate prior year rates (including the impact of merchandise-related hedges), translates current period foreign earnings at prior year rates, and excludes the year-over-year earnings impact of balance sheet remeasurement and gains or losses from non-merchandise-related foreign currency hedges. This is done in order to enhance the visibility of business results excluding the direct impact of foreign currency exchange rate fluctuations.

Comparable Sales Results

The company’s fourth quarter fiscal year 2015 comparable sales were down 7 percent versus positive 2 percent last year. For fiscal year 2015, the company’s comparable sales were down 4 percent versus flat last year. Comparable sales by global brand for fiscal year 2015 were as follows:

•	Gap Global: negative 6 percent versus negative 5 percent last year

•	Banana Republic Global: negative 10 percent versus flat last year

•	Old Navy Global: flat versus positive 5 percent last year

Net Sales Results

On a constant currency basis, net sales were $16.2 billion for fiscal year 2015. Please see the reconciliation of adjusted net sales, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

On a reported basis, fourth quarter fiscal year 2015 net sales were $4.4 billion and fiscal year 2015 net sales were $15.8 billion. The translation of foreign currencies into U.S. dollars negatively impacted the company’s reported net sales for fiscal year 2015 by about $363 million.

The following table details the company’s fourth quarter and fiscal year 2015 net sales (unaudited):

($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
13 Weeks Ended January 30, 2016
U.S. (1)	$935	$1,635	$613	$201	$3,384	77%
Canada	97	123	62	1	283	7%
Europe	204	—	17	—	221	5%
Asia	360	52	32	—	444	10%
Other regions	31	15	7	—	53	1%
Total	$1,627	$1,825	$731	$202	$4,385	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended January 31, 2015
U.S. (1)	$990	$1,765	$700	$206	$3,661	78%
Canada	104	143	75	1	323	7%
Europe	219	—	22	—	241	5%
Asia	352	47	38	—	437	9%
Other regions	35	3	8	—	46	1%
Total	$1,700	$1,958	$843	$207	$4,708	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
52 Weeks Ended January 30, 2016
U.S. (1)	$3,303	$5,987	$2,211	$712	$12,213	77%
Canada	348	467	229	3	1,047	7%
Europe	726	—	71	—	797	5%
Asia	1,215	194	112	—	1,521	10%
Other regions	159	27	33	—	219	1%
Total	$5,751	$6,675	$2,656	$715	$15,797	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
52 Weeks Ended January 31, 2015
U.S. (1)	$3,575	$5,967	$2,405	$725	$12,672	77%
Canada	384	500	249	4	1,137	7%
Europe	824	—	93	—	917	6%
Asia	1,208	149	145	—	1,502	9%
Other regions	174	3	30	—	207	1%
Total	$6,165	$6,619	$2,922	$729	$16,435	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Athleta and Intermix.

(3)	Includes Piperlime, Athleta, and Intermix.

Total online sales were $803 million for the fourth quarter of fiscal year 2015 and $2.53 billion for fiscal year 2015.

Additional Fiscal Year 2015 Results and 2016 Outlook

Earnings per Share
The company expects diluted earnings per share to be in the range of $2.20 to $2.25 for fiscal year 2016, which includes the estimated negative impact of approximately $0.19, or over $120 million pre-tax, due to foreign currency fluctuations at current exchange rates. This impact equates to approximately 8 percentage points of earnings per share growth, when compared with the company’s adjusted diluted earnings per share of $2.43 for fiscal year 2015.

Operating Margin
The company’s operating margin for fiscal year 2015 was 9.6 percent. In fiscal year 2016, the company expects operating margin to be about 9.5 percent.

Operating Expenses
Fourth quarter fiscal year 2015 operating expenses were $1.09 billion compared with $1.14 billion last year. Fiscal year 2015 operating expenses were $4.2 billion, about flat to last year.

Marketing expenses for the fourth quarter of fiscal year 2015 were $169 million, down $9 million compared with last year. For fiscal year 2015, marketing expenses were $578 million compared with $639 million last year.

Effective Tax Rate
For the fourth quarter of fiscal year 2015, the effective tax rate was 37.1 percent and for fiscal year 2015 the effective tax rate was 37.5 percent. For fiscal year 2016, the company expects the effective tax rate to be about 38 percent.

Inventory
At the end of the fourth quarter of fiscal year 2015, inventory dollars per store were about flat, in line with the company’s previous guidance. The company noted that in fiscal year 2016 total inventory guidance will replace the inventory per store metric. The company expects total inventory to be down in the low single digits at the end of the first quarter of fiscal year 2016.

Cash and Cash Equivalents
The company ended fiscal year 2015 with $1.4 billion in cash and cash equivalents. For fiscal year 2015, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of about $870 million. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Cash Distribution
During the fourth quarter of fiscal year 2015, the company paid a dividend of $0.23 per share and repurchased 7.6 million shares for $193 million, ending the fourth quarter of fiscal year 2015 with 397 million shares outstanding.

During fiscal year 2015, the company distributed about $1.4 billion to shareholders through share repurchases and dividends.

Underscoring Gap Inc.’s continued commitment to distributing cash to shareholders, the company announced in a separate press release today that its Board of Directors approved a $1 billion share repurchase authorization for Gap Inc.’s stock, superseding the company’s existing authorization dated February 26, 2015. The company also announced today its intent to pay an annual dividend per share of $0.92 in fiscal year 2016 and that the Board of Directors authorized a first quarter fiscal year 2016 dividend of $0.23 per share.

The company noted that it intends to allocate a portion of fiscal year 2016 cash flow towards debt repayment. As a result, the company’s fiscal year 2016 share repurchases will likely be lower than the company’s historic average.

Capital Expenditures
Fiscal year 2015 capital expenditures were $726 million, below the company’s prior guidance. For fiscal year 2016, the company expects capital spending to be approximately $650 million, with a continued focus on mobile and supply chain capabilities.

Depreciation and Amortization
Fiscal year 2015 depreciation and amortization expense, net of amortization of lease incentives, was $527 million. For fiscal year 2016, the company expects depreciation and amortization expense, net of amortization of lease incentives, to be about $560 million.

Real Estate
The company ended fiscal year 2015 with 3,721 store locations in 51 countries, of which 3,275 were company-operated. Square footage of company-operated stores was about flat compared with the end of fiscal year 2014.

In fiscal year 2016, the company expects to open about 40 company-operated stores, net of closures and repositions. In line with its strategy, the company expects store openings to be focused on greater China, global outlet stores and Athleta.

The company expects square footage to be about flat in fiscal year 2016 compared with fiscal year 2015.

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended January 30, 2016
	Store Locations Beginning of Q4	Store Locations Opened	Store Locations Closed	Store Locations End of Q4	Square Feet (millions)

Gap North America	939	9	82	866	9.1
Gap Asia	299	14	8	305	3.0
Gap Europe	184	1	10	175	1.5
Old Navy North America	1,027	9	6	1,030	17.3
Old Navy Asia	57	8	—	65	1.0
Banana Republic North America	618	6	12	612	5.1
Banana Republic Asia	50	1	—	51	0.2
Banana Republic Europe	11	1	2	10	0.1
Athleta North America	118	2	—	120	0.5
Intermix North America	43	—	2	41	0.1
Company-operated stores total	3,346	51	122	3,275	37.9
Franchise	448	10	12	446	N/A
Total	3,794	61	134	3,721	37.9

Webcast and Conference Call Information
Jack Calandra, senior vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s fourth quarter and fiscal year 2015 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Mr. Calandra will be joined by Art Peck, Gap Inc. chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 2809688). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

February Sales
The company will report February sales on March 3, 2016.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	returning excess cash to shareholders;

•	earnings per share for fiscal year 2016;

•	operating margin for fiscal year 2016;

•	effective tax rate for fiscal year 2016;

•	total inventory at the end of the first quarter of fiscal year 2016;

•	future dividends;

•	debt repayment;

•	share repurchases in fiscal year 2016;

•	capital expenditures for fiscal year 2016;

•	depreciation and amortization for fiscal year 2016;

•	store openings in fiscal year 2016; and

•	square footage for fiscal year 2016.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•
the risk that adjustments to the company’s unaudited financial statements may be identified through the course of the company’s independent registered public accounting firm completing its integrated audit of the company’s financial statements and financial controls;

•
the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the unaudited financial information;

•	the risk that the adoption of new accounting pronouncements will impact future results;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•	the risk that changes in global economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that if the company is unable to manage its inventory effectively, its gross margins will be adversely affected;

•
the risks to the company’s efforts to expand internationally, including its ability to operate under a global brand structure, foreign exchange fluctuations, and operating in regions where it has less experience;

•	the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing;

•	the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands;

•
the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively;

•
the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures, which could have an adverse effect on the company’s results of operations and reputation;

•	the risk that the failure to attract and retain key personnel, or effectively manage succession, could have an adverse impact on the company’s results of operations;

•	the risk that the company’s investments in omni-channel shopping initiatives may not deliver the results the company anticipates;

•	the risk that comparable sales and margins will experience fluctuations;

•
the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets and adversely impact its financial results or business initiatives;

•	the risk that updates or changes to the company’s information technology systems may disrupt its operations;

•
the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results, or those of its franchisees or vendors;

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of February 25, 2016. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Jack Calandra
(415) 427-1726
Investor_relations@gap.com

Media Relations Contact:
Jennifer Poppers
(415) 427-1729
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	January 30, 2016	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,370	$1,515
Merchandise inventory	1,873	1,889
Other current assets	742	913
Total current assets	3,985	4,317
Property and equipment, net	2,850	2,773
Other long-term assets	638	600
Total assets	$7,473	$7,690

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$421	$21
Accounts payable	1,112	1,173
Accrued expenses and other current liabilities	979	1,020
Income taxes payable	23	20
Total current liabilities	2,535	2,234
Long-term liabilities:
Long-term debt	1,310	1,332
Lease incentives and other long-term liabilities	1,083	1,141
Total long-term liabilities	2,393	2,473
Total stockholders' equity	2,545	2,983
Total liabilities and stockholders' equity	$7,473	$7,690

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		52 Weeks Ended
($ and shares in millions except per share amounts)	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net sales	$4,385	$4,708	$15,797	$16,435
Cost of goods sold and occupancy expenses	2,945	3,050	10,077	10,146
Gross profit	1,440	1,658	5,720	6,289
Operating expenses	1,085	1,139	4,196	4,206
Operating income	355	519	1,524	2,083
Interest, net	15	17	53	70
Income before income taxes	340	502	1,471	2,013
Income taxes	126	183	551	751
Net income	$214	$319	$920	$1,262
Weighted-average number of shares - basic	400	423	411	435
Weighted-average number of shares - diluted	402	428	413	440
Earnings per share - basic	$0.54	$0.75	$2.24	$2.90
Earnings per share - diluted	$0.53	$0.75	$2.23	$2.87

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	52 Weeks Ended
($ in millions)	January 30, 2016	January 31, 2015
Cash flows from operating activities:
Net income	$920	$1,262
Depreciation and amortization (a)	527	500
Change in merchandise inventory	(6)	(9)
Other, net	153	376
Net cash provided by operating activities	1,594	2,129
Cash flows from investing activities:
Purchases of property and equipment	(726)	(714)
Proceeds from sale of property and equipment	—	121
Other	(4)	(3)
Net cash used for investing activities	(730)	(596)
Cash flows from financing activities:
Proceeds from issuance of short-term debt	400	—
Payments of long-term debt	(21)	(21)
Issuances under share-based compensation plans, net	(4)	38
Repurchases of common stock	(1,015)	(1,179)
Excess tax benefit from exercise of stock options and vesting of stock units	28	38
Cash dividends paid	(377)	(383)
Other	(1)	—
Net cash used for financing activities	(990)	(1,507)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(19)	(21)
Net increase (decrease) in cash and cash equivalents	(145)	5
Cash and cash equivalents at beginning of period	1,515	1,510
Cash and cash equivalents at end of period	$1,370	$1,515
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	52 Weeks Ended
($ in millions)	January 30, 2016	January 31, 2015
Net cash provided by operating activities	$1,594	$2,129
Less: Purchases of property and equipment	(726)	(714)
Free cash flow	$868	$1,415

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED EARNINGS PER SHARE

Adjusted diluted earnings per share is a non-GAAP financial measure. Adjusted diluted earnings per share is provided to enhance visibility into the company's underlying results for the periods excluding impact from its strategic actions primarily related to Gap brand. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	13 Weeks Ended	52 Weeks Ended
	January 30, 2016	January 30, 2016
Earnings per share - diluted	$0.53	$2.23
Add: Impact from strategic actions (a)	0.04	0.20
Adjusted earnings per share - diluted	$0.57	$2.43
__________
(a) Represents the earnings per share impact of previously announced strategic actions primarily related to Gap brand. The charges associated with the strategic actions primarily include lease termination fees, store asset impairments, inventory impairment, and employee related costs.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED NET SALES IN CUMULATIVE CONSTANT CURRENCY FOR FISCAL 2012 TO FISCAL 2015

Adjusted net sales is a non-GAAP financial measure. Adjusted net sales is provided to enhance visibility into the cumulative impact of depreciating foreign currency on the company's net sales results from fiscal 2012 to fiscal 2015. The table below is a calculation of net sales that could have been achieved if the negative impact on annual sales due to foreign currency depreciation were added back to the reported net sales of the current fiscal year. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

Net Sales in Cumulative Constant Currency
Fiscal 2015 net sales - as reported	$15,797
Add: Constant currency impact (a)
Fiscal 2015 versus fiscal 2014	363
Fiscal 2014 versus fiscal 2013	127
Fiscal 2013 versus fiscal 2012	240
Total constant currency impact	730
Adjusted net sales in cumulative constant currency	$16,527
__________
(a) In calculating net sales impact on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED NET SALES IN CONSTANT CURRENCY FOR FISCAL 2015 VERSUS FISCAL 2014

Adjusted net sales is a non-GAAP financial measure. Adjusted net sales is provided to enhance visibility into the company's underlying results for the period in constant currency from fiscal 2014 to fiscal 2015. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

Net Sales in Constant Currency
Fiscal 2015 net sales - as reported	$15,797
Add: Constant currency impact from fiscal 2015 versus fiscal 2014 (a)	363
Adjusted net sales in constant currency	$16,160
__________
(a) In calculating net sales impact on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales.